Exhibit 99.1

NEWS RELEASE

Saudi Aramco and Nabors Sign Joint Venture Agreement

JV to own, manage and operate onshore drilling rigs in Saudi Arabia

HAMILTON, Bermuda; October 31, 2016/PRNewswire/ — Nabors Industries Ltd. (“Nabors”) (NYSE: NBR) today announced the signing of an agreement to form a new Joint Venture in the Kingdom of Saudi Arabia to own, manage and operate onshore drilling rigs. The Joint Venture, which will be equally owned by Saudi Aramco and Nabors, is anticipated to be formed and commence operations in the second quarter of 2017.

As part of its commitment to developing a competitive Saudi energy sector, Saudi Aramco has sought to localize industry hubs in order to foster economic diversification and job creation. This Joint Venture is one of the anchor projects that has grown out of this strategy which supports the wider development and localization of industries such as rig and rig equipment manufacturing and casting and forging.

The Joint Venture will leverage Nabors’ established business in Saudi Arabia to begin operations, with a focus on Saudi Arabia’s existing and future onshore oil and gas fields. Saudi Aramco and Nabors will each contribute land rigs to the Joint Venture in the first years of operation along with capital commitments toward future onshore drilling rigs which will be manufactured in Saudi Arabia.

Nabors Chairman, President and CEO, Anthony G. Petrello, stated “Nabors has had a decades-long and a mutually beneficial relationship with Saudi Aramco. We welcome this opportunity to expand that relationship, extend our commitment to the Kingdom, and create a long-term, profitable growth partnership with high skills career opportunities for Saudi employees. This venture represents a new chapter in the operator - contractor relationship. We fully expect the venture’s shared interest and collaborative efforts to result in even higher levels of safety and efficiency, while enhancing Saudi Aramco’s well productivity and cost savings.”

About Nabors

Nabors Industries (NYSE: NBR) owns and operates the world’s largest land-based drilling rig fleet and is a leading provider of offshore platform rigs in the United States and numerous international markets. Nabors also provides directional drilling services, performance tools, and innovative technologies throughout many of the most significant oil and gas markets. Leveraging our advanced drilling automation capabilities, Nabors’ highly skilled workforce continues to set new standards for operational excellence and transform our industry.

Forward-looking Statements

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The forward-looking statements contained in this press release reflect management’s estimates and beliefs as of the date of this press release.  Nabors does not undertake to update these forward-looking statements.

Media Contact:  Dennis A. Smith, Vice President of Corporate Development & Investor Relations, +1 281-775-8038.  To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com